Exhibit 10.20

CONFIDENTIAL INFORMATION, INVENTIONS

AND PROPRIETARY RIGHTS AGREEMENT

This Confidential Information, Inventions and Proprietary Rights Agreement (“Agreement”) is entered into by and between Altus Power America Management, LLC, a Delaware limited liability company (the “Company”), and Anthony Savino, an employee of the Company (“Employee”).

1. Term of Agreement. This Agreement is in consideration of, among other things, Employee being hired by the Company and the 2021 year-end cash bonus being paid to Employee on or about January 3, 2022. This Agreement: (a) shall survive the termination of Employee’s relationship with the Company; (b) inures to the benefit of successors and assigns of the Company; (c) is binding upon Employee’s heirs, executors, administrators, or other legal representatives; and (d) shall inure to the benefit of, and be enforceable by, all parent, subsidiary, or other affiliated entities of the Company.

2. Protection of Confidential Information. The Company and Employee recognize that the Company has valuable Confidential Information utilized in its business to which Employee has access or of which he or she has knowledge. “Confidential Information” comprises all trade secrets, confidential information, data and any other proprietary information of the Company, and includes, among other things, all customer information, information obtained from customers which customers have designated as confidential, information that is learned or seen at a customer’s place of business; all of the software of the Company, all source code of software, all diagrams, logic and flow and look and feel and design information of the software of the Company; all information relating to the data center and its structure and operations; the business strategy of the Company, all financial information of the Company, negotiations with customers and prospective customers of the Company; certain personnel information of the Company; and all information that is used by the Company to give it a competitive edge in the markets in which it operates. This Confidential Information shall be treated as confidential whether or not it is so designated. Confidential Information does not include information that: (1) was already in Employee’s possession on a non-confidential basis prior to its disclosure to any third party, provided that such information came into his or her possession from a source not subject to another confidentiality agreement with or other obligation of secrecy to any other person; (2) is public knowledge at the time of such disclosure or becomes generally available to the public other than as a result of a disclosure by Employee in violation of the terms of this Agreement; (3) becomes available to Employee on a non-confidential basis from any third party, provided that such third party is not bound by a confidentiality agreement with or other obligation of secrecy to any other person; or (4) is independently developed by Employee without violating his or her obligations under this Agreement. Confidential Information of the Company consists not only of written information, but also information that is stored on tapes, disks, diskettes, or simply known by Employee without any recordation.

(A) Employee agrees to treat all of the Confidential Information as confidential and shall not directly or indirectly use or disclose any Confidential Information without the written consent of the Company, except as necessary in the ordinary course of performing Employee’s duties for the Company. Employee agrees not to directly or indirectly use or disclose for his or her own purposes any of the Confidential Information either during the term of employment or thereafter. Employee also agrees that he or she shall not directly or indirectly use or disclose any Confidential Information to any third party. Employee also agrees to treat all of the Confidential Information with a high degree of care both during the term of employment and thereafter and not to disseminate same to any third party. Employee also agrees that he or she shall not disclose to the Company, use in the Company’s business, or cause the Company to use, any Confidential Information of others, particularly Confidential Information Employee may have had access to while employed by a previous employer.

(B) The obligations of Employee with respect to Confidential Information hereunder shall continue until such time as the Confidential Information is no longer considered Confidential Information hereunder through lawful means or until such time as the Company advises Employee in writing to disclose the Confidential Information.

3. Developed Inventions.

(A) Employee agrees to promptly disclose to the Company, or any persons designated by it, all improvements, inventions, discoveries, developments, innovations, development work product, works, ideas, concepts, programs, processes, or techniques, whether or not patentable or registrable under copyright or similar statutes, and whether or not constituting trade secrets, and all designs, trademarks and copyrightable works (the “Inventions”) that Employee may solely or jointly make or conceive or reduce to practice or learn during the period of time of his or her employment with the Company which: (i) are within the scope of the services to be provided by Employee to the Company, are related to or useful in the business of the Company or to the Company’s actual or demonstrably anticipated activities; (ii) result from any work performed by Employee for the Company; (iii) are funded by the Company; or (iv) result from the use of premises, facilities or equipment owned, leased or contracted for by the Company (collectively, the “Developed Inventions”).

(B) Employee hereby irrevocably assigns and agrees to assign to the Company all of Employee’s rights, title and interests in and to the Developed Inventions. Employee herein acknowledges that any and all Developed Inventions are classified as “works for hire” with ownership vested in the Company to the fullest extent under applicable law. To the extent Employee is prohibited by law from assigning any Developed Inventions to the Company, or in the event of a failure to fully assign and transfer any Developed Inventions to the Company, Employee hereby grants the Company an exclusive, irrevocable, perpetual, worldwide, fully paid-up, royalty-free, transferrable, sub-licensable (through multiple tiers) license to use and exploit such Developed Inventions in any manner and for any purpose in the Company’s sole discretion.

(C) Employee agrees to assist the Company as reasonably necessary to perfect Company’s ownership interest in the Developed Inventions and to obtain and enforce any patents, trademarks, copyrights and other rights in or to the Developed Inventions in any and all countries. Employee shall perform any further acts and execute and deliver all documents for use in applying for and obtaining such patents, trademarks, copyrights and other rights thereon and enforcing same, as the Company may desire, together with any assignment thereof to the Company or persons designated by it. In the event that the Company is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for or prosecute any patent, trademark, or copyright or other right or protection with respect to Developed

Inventions (including renewals, extensions, continuations, divisions or continuations in part thereto), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee. The Company shall also have the right to keep and maintain any and all Developed Inventions as trade secrets.

4. Immunity from Liability for Trade Secret Misappropriation. Employee acknowledges that he or she may be given access to certain information and materials maintained as “trade secrets” under Federal and State law, and that the Company controls the access and distribution of such information and materials designated as “trade secrets” on a strictly “need-to-know” basis. Employee further acknowledges that the Company reserves the right to enforce the security and secrecy of its trade secrets by bringing one or more civil actions against Employee for any suspected trade secret misappropriation under the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1831, et seq.) in any Federal or State court of competent jurisdiction. Company also reserves the right to refer any misappropriation of any of Company’s trade secrets to the proper authorities for criminal prosecution under the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1831, et seq.). Notwithstanding any of the foregoing:

(A) Employee hereby acknowledges that he or she has been given notice, pursuant to 18 U.S.C. s. 1833, that Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, provided that any such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(B) Employee further acknowledges that he or she may disclose Company’s trade secrets to an attorney representing Employee in any lawsuit filed by Employee alleging that Company retaliated against Employee for reporting a suspected violation of the law as outlined in (A) above, provided that any documents containing the trade secret(s) are filed under seal, and provided that Employee does not disclose the trade secret, except as ordered by a court.

5. Property of Others.

(A) Employee represents that Employee’s performance of services for and on behalf of the Company does not and shall not breach any obligation to keep in confidence any proprietary or Confidential Information (including, without limitation, trade secrets) of others, if any, acquired by Employee in confidence or in trust prior to the date of this Agreement. Employee affirms that Employee has not entered into any agreement either written or oral in conflict with the terms and conditions of this Agreement or any other agreement by and between Employee and the Company, and shall not enter into any such agreement in the future unless such agreement is expressly approved by the Company’s Co-CEOs in writing. By signing below, Employee acknowledges, represents and warrants to the Company that Employee is not now under any obligation of a contractual nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent Employee from performing Employee’s obligations for the Company. Employee also hereby represents that Employee has disclosed to the Company any contract Employee has signed that may restrict Employee’s activities on behalf of the Company.

(B) Employee has been advised and hereby acknowledges and agrees that Employee will not use or disclose to the Company any confidential information, trade secrets under applicable law or company property obtained from a prior employer and expressly affirms that Employee can undertake Employee’s job responsibilities with the Company without doing so. Rather, Employee will be expected to use only that information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that Employee will not bring onto Company premises, or use in the performance of Employee’s duties, any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality.

6. Conflict of Interest. During the term of employment with the Company, Employee shall inform the Company before accepting any employment or consulting relationship with another person or entity: (a) in any field related to the Company’s line of business; or (b) in a position that requires significant time commitment. Lack of objection by the Company regarding any particular outside activities does not alter or reduce the Employee’s obligations under this Agreement.

7. No Solicitation of employees, consultants or contractors, and agreement not to compete. Employee agrees that during the period of Employee’s employment and for the one (1) year period after the date Employee’s employment ends for any reason, including but not limited to voluntary termination by Employee or involuntary termination by the Company, Employee will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

(A)

solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee or independent contractor of the Company with whom Employee worked during Employee’s employment with the Company to alter or terminate his or her relationship with the Company;

(B)

hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person with whom Employee worked during Employee’s employment with the Company who is employed by the Company or who has left the employment of the Company within the preceding three (3) months; or

(C)

In view of Employee’s importance to the Company, Employee hereby agrees that the Company would likely suffer significant harm from Employee competing with the Company for some period of time after Employee’s employment ends. Accordingly, Employee hereby agrees that during the period of Employee’s employment with the Company and for a period of twelve (12) months after the date of Employee’s separation from employment with the Company, regardless of the reason for such separation, Employee will not, without the written consent of the Company, own, manage, operate, or participate in the ownership, management, operation, or control of, provide services to, or be employed by, any Competitive Enterprise where Employee would (a) hold a position with responsibilities that are entirely or substantially similar to the responsibilities of any position that Employee held during the last twelve (12) months of Employee’s employment or affiliation with the Company, or (b) have responsibility for or access to confidential information that is similar to or that could be further developed using that Confidential Information to which Employee had access during the last twelve (12) months of Employee’s employment or affiliation with the Company, or (c) be required to apply the same or similar specialized knowledge or skills as those utilized by Employee in Employee’s activities with the Company. Upon the date of Employee’s separation from employment with the Company, the Company may choose to have Employee subject to this non-competition section for up to twelve (12) months. If the Company chooses to inform Employee that Employee is subject to this section, then the Company shall pay Employee his salary (in the form of salary continuation as if he was still employed) and health and dental benefits for as long as Employee is subject to this non-competition section (to be offset by the Severance Payment and any benefits payable pursuant to Section 5(b) of Employee’s employment agreement with the Company dated the date hereof). In no event shall the Employee be subject to this non-competition section for longer than twelve (12) months from the date of Employee’s separation from employment. If the Company does not inform Employee upon the date of his separation from employment whether Employee is subject to this non-competition section or if the Company fails to make any required payment to Employee hereunder, then the Company shall release Employee from the restrictions set forth in this Paragraph 7(C). “Competitive Enterprise” means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes in the Territory with any activity in which the Company is engaged, which includes solar asset, energy storage and EV charging origination, managing solar assets, energy storage and EV charging, and software development for clean energy solutions. “Territory” means any state in which Employee’s work impacted the Company’s operations, the United States, North America, and anywhere else in the world where the Company conducts business.

8. At-Will Employment. Nothing in this Agreement shall be construed to alter the at-will nature of the employment relationship between the Company and Employee. Either party retains the right to terminate the employment relationship at any time, for any reason, with or without notice.

9. Equitable Relief. The Company and Employee each stipulate and agree not to contradict that any breach or threatened breach by Employee of the provisions of Sections 2, 3, 4, 6 or 7 of this Agreement shall result in immediate and irreparable harm to the Company, for which there shall be no adequate remedy at law, and that the Company shall be entitled to immediate equitable relief, including, but not limited to, a temporary restraining order, including on an ex parte basis, to restrain or enjoin Employee from violating the terms of these sections, or to compel Employee to cease and desist all unauthorized use and disclosure of the Confidential Information without the need to post bond. Nothing in this Section 9 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

10. Modifications. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. Severability. If one or more of the provisions in this Agreement is deemed unenforceable by law, the remaining provisions shall nevertheless continue in full force and effect. Upon any determination that any provision of this Agreement is unenforceable by law, any provision of this Agreement that is held unreasonable or contrary to public policy for any reason may be modified by the court such that the contested provision will have the closest effect permitted by applicable law to the original form and will be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law. The restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Employee is in violation of the restricted period. Employee agrees that if they or the Company institutes litigation to enforce or challenge the protective covenants in this Agreement, and Employee is not enjoined from breaching one or more of the protective covenants contained in this Agreement, and a court thereafter determines that one or more of the protective covenants are enforceable, the restrictive periods above shall be tolled (i.e. suspended) beginning on the date the litigation was instituted until the litigation is finally resolved and all periods of appeal have expired. The non-compete period in Paragraph 7(C) may be extended by the Company to a duration not to exceed two years from the date of the cessation of the Employee’s employment in the event that the Employee has breached a fiduciary duty to the Company, or has unlawfully taken, physically or electronically, property belonging to the Company.

12. Integrated Agreement. This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, nothing contained in this Agreement supersedes any prior effective assignment of intellectual property rights by Employee to the Company or as otherwise directed by the Company.

13. Governing Law. This Agreement is governed by the laws of the State of Connecticut.

14. Delivery and Legal Consultation. Employee acknowledges that Employee has the right to consult counsel prior to signing this agreement.

Signed the 29th day of December, 2021.

EMPLOYEE	COMPANY: ALTUS POWER AMERICA MANAGEMENT, LLC

/s/ Anthony Savino	By: /s/ Melissa Boulan
Name: Anthony Savino	Name: Melissa Boulan Title: Chief People Officer